As filed with the Securities and Exchange Commission, via
EDGAR, on July 20, 1998
                                         File No. 333-___

_________________________________________________________

          SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549
                    _______________
                       FORM S-8
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    _______________

           MIRAGE RESORTS, INCORPORATED
(Exact name of registrant as specified in its charter)

                    ______________

             Nevada                            88-0058016
(State or other jurisdiction of            (I.R.S. Employer
 incorporation or organization)            Identification No.)


                    _______________

3400 Las Vegas Boulevard South, Las Vegas, Nevada   89109
 (Address of principal executive offices)        (Zip Code)

                    _______________

 1998 Stock Option and Stock Appreciation Rights Plan
           Special Stock Option Agreement
             (Full title of each plan)

                    ________________

                Bruce A. Levin, Esq.
            Mirage Resorts, Incorporated
 3400 Las Vegas Boulevard South, Las Vegas, Nevada 89109
       (Name and address of agent for service)
                   (702) 791-7111
(Telephone number, including area code, of agent for service)

                    ________________

               Copies of Communications to:
                   Peter C. Walsh, Esq.
               Mirage Resorts, Incorporated
                3260 South Industrial Road
                 Las Vegas, Nevada  89109
                      (702) 792-4868

___________________________________________________________________
                                               Proposed Maximum
Title of Securities        Amount to              Offering
to be Registered         be Registered         Price per Share

Common Stock,
$.004 Par Value        5,500,000 shares (1)       $21.2642(2)

Proposed Maximum
   Aggregate             Amount of
 Offering Price        Registration Fee

 $116,953,329(2)         $34,502
___________________________________________________________________

(1) Pursuant to Rule 416, there is also registered hereby an indeterminate number of additional shares of Common Stock which may be issued as a result of the anti-dilution provisions set forth in the plans to which this Registration
     Statement relates.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, based upon the weighted-average exercise price of outstanding stock options granted under the plans and, with respect to stock options and stock appreciation rights available for future grant, based upon the average of the high and low prices per share of the Common Stock on the New York Stock Exchange Composite Tape on July 17, 1998.

                                PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

   The following documents filed under the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC") are incorporated herein by reference and shall be deemed to be a part hereof:

          (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b)  The Registrant's Quarterly Report on Form
     10-Q for the fiscal quarter ended March 31, 1998;

          (c) The Registrant's Current Reports on Form 8-K dated December 22, 1997, January 8, 1998 and February 2,
     1998; and

          (d)  The description of the Registrant's Common
     Stock contained in the Registrant's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on July 28, 1980, as amended by Amendment No. 4 thereto, filed on June 19, 1996.

          All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Peter C. Walsh, Esq., Assistant General Counsel of the Registrant, has rendered his opinion to the Registrant with respect to the legality of the Common Stock registered hereby. Mr. Walsh holds options to purchase 209,000 shares of the Registrant's Common Stock.


Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Nevada Revised Statutes and the Bylaws of the Registrant contain provisions for indemnification of officers, directors, employees and agents of the Registrant. The Bylaws provisions require the Registrant to indemnify such persons to the full extent permitted by Nevada law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. In addition, the Registrant's Articles of Incorporation provide that officers and directors shall not be personally liable to the Registrant or its stockholders for damages for breach of their fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or for the payment of a dividend in violation of Nevada law.

     The Registrant maintains in effect a liability insurance policy under which officers and directors of the Registrant and its subsidiaries are generally indemnified against losses and liability (including costs, expenses, settlements and judgments) incurred by them in such capacities, individually or otherwise, other than specified excluded losses. The insurance policy will pay on behalf of the Registrant or its subsidiaries all covered losses for which the Registrant or its subsidiaries grant indemnification to any officer or director as permitted by law which the officer or director becomes legally obligated to pay on account of an indemnifiable claim. However, the policy excludes any claims or loss arising out of the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act or any state Blue Sky or securities law.

   See Item 9 of this Part II for further information concerning indemnification of directors, officers and controlling persons of the Registrant.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

Item 8.   EXHIBITS.

     5    Opinion and Consent of Peter C. Walsh, Esq.
     15   Letter from Arthur Andersen LLP re unaudited interim
          financial information.
     23.1 Consent of Arthur Andersen LLP (see page II-6)
     23.2 Consent of Peter C. Walsh, Esq. (contained in
          Exhibit 5).
     24   Power of Attorney (see pages II-4 and II-5).

Item 9.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration State-ment: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration State-ment; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new regis-tration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of
Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or pro-ceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 20th day of July, 1998.
                              MIRAGE RESORTS, INCORPORATED


                                   STEPHEN A. WYNN
                              By: ________________________________
                                  Stephen A. Wynn
                                  Chairman of the Board, President
                                  and Chief Executive Officer


                     POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel R. Lee and Bruce A. Levin, and each of them, jointly and severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                    Title                   Date


    STEPHEN A. WYNN
________________________    Chairman of the Board,      July 20, 1998
    Stephen A. Wynn         President and Chief
                            Executive Officer
                            (Principal Executive
                            Officer)

      Signature                     Title                  Date

     DANIEL R. LEE
_________________________   Senior Vice President-      July 20, 1998
     Daniel R. Lee          Finance and Development,
                            Chief Financial Officer
                            and Treasurer (Principal
                            Financial and Accounting
                            Officer)


     ELAINE P. WYNN
_________________________   Director                    July 20, 1998
     Elaine P. Wynn

   MELVIN B. WOLZINGER
_________________________   Director                    July 20, 1998
   Melvin B. Wolzinger

    RONALD M. POPEIL
__________________________  Director                    July 20, 1998
    Ronald M. Popeil

    DANIEL B. WAYSON
__________________________  Director                    July 20, 1998
    Daniel B. Wayson

     GEORGE J. MASON
__________________________  Director                    July 20, 1998
     George J. Mason

    RICHARD D. BRONSON
__________________________  Director                    July 20, 1998
    Richard D. Bronson

           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


       As independent public accountants, we hereby consent to the incorporation in this Registration Statement on Form S-8 of our report dated March 16, 1998, included in Mirage Resorts, Incorporated's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and to all references to our firm included in this Registration Statement.






                                           ARTHUR ANDERSEN LLP
Las Vegas, Nevada
July  13, 1998